Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IMV Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value, reserved for issuance upon vesting from time to time of deferred share units granted pursuant to the IMV Amended Deferred Share Unit Plan (effective December 21, 2016, as amended on June 29, 2020, as amended June 29, 2022)	Rule 457(c) and (h)	103,125	$2.835	$292,359.375	$0.00011020	$32.22
	Total Offering Amounts					$292.359.375		$32.22
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$32.22

1)	Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant’s common shares reported on the Nasdaq Stock Exchange on December 20, 2022, which was $2.835 per share.